Exhibit 99.2

Stock Ownership Policy and Stock Retention Policy

1. Within three years of the later of (1) the adoption of this stock ownership policy (July 19, 2007) or (2) appointment or initial election, each non-employee director shall acquire (and thereafter through the term of appointment maintain ownership of) a minimum number of shares of Common Stock with a value equal to three times the annual retainer.

2. Within five years of the later of (1) the adoption of this stock ownership policy (February 22, 2013) or (2) appointment (other than a newly-appointed Chief Executive Officer, who has seven years to comply), each executive officer shall acquire (and thereafter through the term of appointment maintain ownership of) shares of Common Stock with a value equal to (1) six times his or her annual base salary (excluding bonus) in the case of the Chief Executive Officer and (2) two times his or her annual base salary (excluding bonus) for any Senior Vice President or Vice President.

3. A hardship exception is available at the discretion of the Compensation Committee.

4. Stock ownership includes any shares owned by an executive officer or director or his or her immediate family or held by him or her as part of a tax or estate plan in which he or she retains beneficial ownership.

5. The value of shares held is calculated once per year, on the last business day of the fiscal year. For purposes of determining compliance with this stock ownership policy, “value” means an assumed per share value based on the closing price of Common Stock on the last business day of the fiscal year.

6. If any executive officer or director was determined to own less than the minimum number of shares of Common Stock, such executive officer or director shall have the two open periods after the two subsequent “Blackout Periods” (as defined in the Company’s insider trading policy) to obtain the minimum number of shares of Common Stock.

7. An executive officer or director subject to this stock ownership policy is not required to acquire shares of Common Stock in accordance with this policy if acquisition at such time would result in a violation of the Company’s insider trading policy, in which event the executive officer or director is required to comply with this stock ownership policy as soon as reasonably feasible thereafter.

8. Each executive officer or director who acquires shares of Common Stock through the exercise of a stock option shall retain 33% of the “net” shares acquired (i.e., net of the tax impact of the stock option exercise) until the earlier to occur of the first anniversary of the date of exercise or the date the individual ceases to be an executive officer or director. This stock retention policy applies to all stock option grants awarded to executive officers or directors.